Exhibit 99.1

CONTACTS:	ANALYSTS Vernon L. Patterson 216.689.0520 Vernon_Patterson@KeyBank.com Christopher F. Sikora 216.689.3133 Chris_F_Sikora@KeyBank.com	MEDIA William C. Murschel 216.471.2885 William_C_Murschel@KeyBank.com

INVESTOR RELATIONS: www.key.com/ir	KEY MEDIA NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEYCORP REPURCHASES WARRANT FROM U.S. TREASURY
CLEVELAND, Apr. 20, 2011 — KeyCorp (NYSE: KEY) announced today that it completed the repurchase of the warrant issued to the United States Department of the Treasury (“U.S. Treasury”) as part of the TARP Capital Purchase Program. The warrant provided the right to purchase 35,244,361 shares of KeyCorp common stock at $10.64 per share. KeyCorp and the U.S. Treasury agreed upon a repurchase price of $70 million for the warrant. With this transaction complete, the U.S. Treasury no longer holds any investment in KeyCorp under the TARP Capital Purchase Program.
“Our repurchase of the warrant completes the U.S. Treasury’s period as an investor under the TARP Capital Purchase Program. We are pleased to have this repurchase completed and, as we move forward, we are focused on our relationship strategy and commitment to extraordinary service, which serve as the foundation for everything that we do,” said KeyCorp Chairman and Chief Executive Officer Henry L. Meyer III. “We are pleased that the repurchase of the warrant will limit future shareholder dilution.”
KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $90 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/aboutkey.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the SEC and are available on Key’s website at www.Key.com/IR and on the SEC’s website at www.sec.gov. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.
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